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                                                                   EXHIBIT 10.10

                           AUGMENTUM SOFTWARE, INC.

April 30, 1996


Mr. Greg Olsen
2124 Gordon Ave.
Menlo Park, CA 94025

          Re: Employment With Augmentum Software, Inc.
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Dear Greg:

       Augmentum Software, Inc. (the "Company") is pleased to offer you a
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position as Vice President, Chief Technical Officer of the Company, on the terms set forth in this letter agreement, effective as of a date to be mutually determined, but in no case later than June 13, 1996 upon your acceptance by execution of a counterpart copy of this letter where indicated below.

       1.   Reporting; Duties and Responsibilities; Employment At Will; Employee
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Invention Assignment and Confidentiality Agreement.  In this position you will
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report to the President and Chief Executive Officer of the Company. Your
specific duties and responsibilities will be determined by the President/CEO of the Company. This offer is for a full time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities. Your employment with the Company is on an "at will" basis, and either you or the Company may terminate your employment with the Company at any time, for any reason.

       2.   Salary; Bonus; Benefits and Vacation. Your initial base salary will
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be $92,000.00 per year, subject to adjustment in good faith by the Company's
Board of Directors, payable in accordance with the Company's customary payroll practice as in effect from time to time. You also will be eligible to earn an annual bonus, the exact amount of which will be determined in good faith by the Company's Board of Directors, based on the achievement of objectives which you and the Company will mutually determine in good faith. The targeted value of your initial Bonus will be $15,000 on an annual basis and will be pro-rated based upon your start date and March 31, the fiscal year-end of the Company. Thereafter, the targeted bonus will determined annually, subject to adjustment in good faith by the Company's Board of Directors. The actual amount of the bonus will be determined by the Company's board of directors based upon your individual performance as well as the Company's overall performance as compared to its business plan. The bonus will be determined and paid approximately one month after the end of the Company's fiscal year. You also will receive the Company's standard employee benefits package, and will be subject to the Company's vacation policy, as such package and policy are in
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effect from time to time. During the interim period until we establish a benefit program, the Company will reimburse you for your expenses in maintaining your COBRA insurance from your previous employer.

       3.   Stock Purchase.  In connection with your offer of employment, you
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have purchased 300,000 shares of the Company's common stock. The purchase price was the then-current fair market value of the Company's Common Stock as of the date of the Company's incorporation, April 8, 1996. The stock you purchased will be subject to repurchase by the Company at your cost should you cease your employment with the Company for any reason or no reason. The right of the Company to repurchase your stock will expire according to the same terms as the Company's stock option vesting schedule, i.e. 25% of the right to repurchase (75,000 shares) will expire on April 8, 1997 and the remainder will expire evenly (2.083% per month) over the next three years so long as you remain employed by the Company.

       The sale of the shares which are the subject of this letter has not been qualified with the Commissioner of Corporations of the State of California, and the issuance of shares or the payment or receipt of any part of the consideration for the shares prior to such qualification is unlawful, unless the offer and sale are exempt from the qualification provisions. The rights of all parties to this letter are expressly conditioned upon such qualification being obtained or an exemption being available.}

       4.   Loan. - On or about the date on which you start substantially full
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time employment at the Company, the Company will grant you a loan in the amount of $50,000. The term of the loan will be five years, the interest rate will be the lowest allowed by law, and if allowed by law, the interest will accrue and be payable with the repayment of the loan. The payment of the loan will accelerate and be due within three months should you leave the employment of the Company for any reason.

       5.  Confidential Information.   As an employee of the Company, you will
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have access to certain Company confidential information and yon may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

       6.  At-Will Employment.  While we look forward to a long and profitable
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relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.
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          7.  Authorization to Work.   Because of Federal regulations adopted in
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the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

          8.  Term of Offer.  This offer will remain open until May 6, 1996.  If
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you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

          We are excited to have you join us and look forward to working with you.

                         Sincerely,

                         /s/ Kenneth Ross

                         Kenneth Ross
                         President


Acknowledged, Accepted and Agreed

/s/ Greg Olsen    5-1-96
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Greg Olsen          date
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                                  Addendum 1
                     Offer Letter with Augmentum Software



April 30, 1996



Greg Olsen

Vesting on Acquisition - If the Company is acquired pursuant to a statutory
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merger or statutory consolidation of the Company with or into another corporation or corporations, whereby the shareholders of the Company own less than a majority of the surviving corporation or in the event of a sale of all or substantially all of the Company's assets (an "Acquisition"), then any of your Company shares that have not yet vested, whether then owned by you or purchasable under any option then held by you, will become fully vested immediately prior to the consummation of such Acquisition.


/s/ Kenneth Ross

/s/ Greg Olsen